May 9, 2011

Globe Specialty Metals Reports 100% Increase in Net Income in Third Quarter Fiscal 2011

•	Net income of $23.4 million, up 100% from second quarter fiscal 2011
•	Diluted earnings per share of $0.30, up 100% from second quarter fiscal 2011
•	EBITDA of $43.3 million, up 62% from second quarter fiscal 2011
•	EBITDA excluding items listed below of $44.7 million, up 99% from second quarter fiscal 2011
•	Strong end market performance, led by chemicals, polysilicon and aluminium

New York, May 9, 2011 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announces results for the quarter ended March 31, 2011.

Net sales for the quarter of $172.8 million were up 11% and shipments of 59,276 MT were approximately equal to the second quarter.  Sales and shipments were up 54% and 24%, respectively, from the third quarter of last year.

Net income attributable to GSM for the quarter was $23.4 million, compared to $11.7 million in the second quarter and $0.5 million in the third quarter of last year.  Diluted earnings per share were $0.30 for the quarter, compared to $0.15 per share in the second quarter and $0.01 per share in the third quarter of last year. Diluted earnings per share on a comparable basis, as noted in the table below, were $0.31 per share in the third quarter, $0.13 per share in the second quarter and $0.05 per share in the third quarter of last year.

Third quarter EBITDA was $43.3 million, compared to $26.7 million in the second quarter and $8.8 million in the third quarter of last year.  EBITDA on a comparable basis, as noted in the table below, was $44.7 million in the third quarter, $22.5 million in the second quarter and $12.3 million in the third quarter of last year.

Cash and cash equivalents totalled $155.3 million at March 31, 2011 and total debt was $47.5 million, which included $12.0 million of bank financing for the Alloy, West Virginia joint venture.  During the quarter the domestic subsidiaries’ revolving credit facility was refinanced in order to provide additional liquidity.  GSM currently has $52.8 million available on the facility.

Silicon metal average selling price increased 20% for the quarter as all long-term and annual 2010 contracts expired and GSM benefited from higher pricing in annual 2011 contracts.  Silicon-based alloy average selling price increased 12%, with increases in each of the four individual alloys, and the sales mix changed toward higher priced alloys as GSM converted one furnace in Beverly, Ohio to silicon metal from ferrosilicon in January 2011.

Cash flow from operating activities was $23.9 million in the quarter, compared to $3.6 million in the second quarter and a usage of $44.0 million in the third quarter of last year.  During the quarter cash flows from investing activities included a $17.0 million advance to acquire exploration mining licenses in Nigeria to mine for manganese ore, a raw material used in the production of certain silicon and manganese based alloys and $7.5 million for capital expenditures which were largely related to planned maintenance outages at the Beverly, Ohio and Niagara Falls, New York plants.

Diluted earnings per share on a comparable basis were as follows:

	FY 2011		FY 2010	Nine Months
	Third Quarter	Second Quarter	Third Quarter	FY 2011	FY 2010
Reported Diluted EPS	$0.30	0.15	$0.01	$0.49	0.37
Tax rate adjustment	-	-	0.01	0.02	0.01
Gain on sale of business	-	-	-	-	(0.19)
Niagara Falls and Selma start-up costs	-	-	0.02	0.03	0.05
Transaction and due diligence expenses	0.01	0.01	0.01	0.02	0.01
Inventory write-down	-	-	-	-	0.01
Contract settlements	-	(0.03)	-	(0.03)	-
Diluted EPS, excluding above items	$0.31	0.13	$0.05	$0.53	0.26

Third quarter results were negatively impacted by $0.9 million of after-tax transaction and due diligence expenses, which are included in the above table. The increase in diluted EPS, excluding the above items, from $0.13 per share in the second quarter to $0.31 per share in the third quarter is primarily due to improved average selling prices in silicon metal and silicon-based alloys.

Third quarter EBITDA, excluding the items listed below, was $44.7 million. EBITDA on a comparable basis was as follows:

	FY 2011		FY 2010	Nine Months
	Third Quarter	Second Quarter	Third Quarter	FY 2011	FY 2010
Reported EBITDA	$43,338	26,681	$8,844	$83,953	64,927
Gain on sale of business	-	-	-	-	(22,907)
Niagara Falls and Selma start-up costs	-	-	2,975	3,236	6,867
Transaction and due diligence expenses	1,350	935	521	2,285	521
Inventory write-down	-	-	-	-	617
Contract settlements	-	(5,125)	-	(5,125)	-
EBITDA, excluding above items	$44,688	22,491	$12,340	$84,349	50,025

Globe CEO Jeff Bradley commented, “As expected, calendar 2011 started out very positively for Globe.  Our profits increased significantly in the quarter as our long-term contracts expired, new annual 2011 silicon metal contracts took effect and silicon-based alloy pricing increased.  Our markets continue to grow and our plants are running well.  We are now fully focused on driving operating excellence and lowering our costs.” Bradley continued, “We are also actively engaged in numerous growth opportunities, including potential acquisitions and building our plant in Iceland, and intend to continue to grow our business in the same disciplined fashion that has served us so well.”

Conference Call

Globe will review third quarter results during its quarterly conference call tomorrow, May 10, 2011, at 9:00 a.m. Eastern Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526. Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the May 10, 2011 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

EBITDA

EBITDA is a non-GAAP measure.

We have included EBITDA to provide a supplemental measure of our performance which we believe is important because it eliminates items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. A reconciliation of EBITDA to net income is provided in the attached financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Income Statements
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010
Net sales	$172,802	155,775	112,486	$465,929	326,222
Cost of goods sold	121,621	123,220	99,135	361,722	267,087
Selling, general, and administrative expenses	14,396	12,313	10,008	38,920	35,873
Research and development	32	13	36	77	151
Restructuring charges	-	-	-	-	(81)
Gain on sale of business	-	-	-	-	(22,907)
Operating income	36,753	20,229	3,307	65,210	46,099
Other income (expense):
Interest income	24	24	4	83	205
Interest expense, net of capitalized interest	(521)	(706)	(997)	(2,210)	(3,416)
Foreign exchange gain (loss)	125	(80)	(64)	(251)	3,222
Other income	94	322	546	644	738
Income before provision for income taxes	36,475	19,789	2,796	63,476	46,848
Provision for income taxes	12,982	6,143	1,751	23,479	19,702
Net income	23,493	13,646	1,045	39,997	27,146
(Income) losses attributable to noncontrolling interest, net of tax	(100)	(1,938)	(529)	(2,734)	346
Net income attributable to Globe Specialty Metals, Inc.	$23,393	11,708	516	$37,263	27,492
Weighted average shares outstanding:
Basic	75,078	75,115	74,320	74,922	73,239
Diluted	76,868	76,734	75,570	76,574	74,411
Earnings per common share:
Basic	$0.31	0.16	0.01	$0.50	0.38
Diluted	0.30	0.15	0.01	0.49	0.37

EBITDA:
Net income	$23,493	13,646	1,045	$39,997	27,146
Provision for income taxes	12,982	6,143	1,751	23,479	19,702
Net interest expense	497	682	993	2,127	3,211
Depreciation and amortization	6,366	6,210	5,055	18,350	14,868
EBITDA	$43,338	26,681	8,844	$83,953	64,927

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
Assets
Current assets:
Cash and cash equivalents	$155,313	159,314	219,787
Accounts receivable, net	61,761	47,585	45,325
Inventories	101,077	100,003	62,983
Prepaid expenses and other current assets	25,032	22,477	21,826
Total current assets	343,183	329,379	349,921
Property, plant, and equipment, net	227,819	226,567	189,404
Goodwill	53,406	52,074	51,837
Other intangible assets	477	477	477
Investments in unconsolidated affiliates	8,538	8,642	8,288
Deferred tax assets	71	71	49
Other assets	21,033	3,000	2,290
Total assets	$654,527	620,210	602,266

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,136	46,843	36,592
Current portion of long-term debt	10	8,450	8,571
Short-term debt	532	936	13,859
Revolving credit agreements	12,000	15,000	-
Accrued expenses and other current liabilities	33,504	26,890	29,806
Total current liabilities	90,182	98,119	88,828
Long-term liabilities:
Revolving credit agreements	34,989	23,000	22,000
Long-term debt	-	2,728	10,609
Deferred tax liabilities	14,311	6,645	15,032
Other long-term liabilities	18,032	17,787	14,658
Total liabilities	157,514	148,279	151,127
Stockholders’ equity:
Common stock	8	8	7
Additional paid-in capital	399,217	397,792	389,019
Retained earnings	64,755	41,362	32,152
Accumulated other comprehensive loss	(3,846)	(4,010)	(3,671)
Treasury stock at cost	(4)	(4)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	460,130	435,148	417,503
Noncontrolling interest	36,883	36,783	33,636
Total stockholders’ equity	497,013	471,931	451,139
Total liabilities and stockholders’ equity	$654,527	620,210	602,266

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net income	$23,493	13,646	1,045	$39,997	27,146
Adjustments to reconcile net income
to net cash provided by (used in) operating activities:
Depreciation and amortization	6,366	6,210	5,055	18,350	14,868
Share-based compensation	1,327	1,273	1,260	3,875	4,491
Gain on sale of business	-	-	-	-	(22,907)
Deferred taxes	8,580	-	-	8,580	(74)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,080)	3,283	(8,709)	(5,583)	(25,788)
Inventories	(1,857)	(5,118)	(8,526)	(14,752)	(5,542)
Prepaid expenses and other current assets	(3,448)	(505)	(9,422)	(2,426)	(9)
Accounts payable	(2,659)	(1,955)	953	(3,246)	22,569
Accrued expenses and other current liabilities	6,004	(12,444)	3,274	(2,323)	(14,009)
Other	141	(793)	(28,933)	201	(28,401)
Net cash provided by (used in) operating activities	23,867	3,597	(44,003)	42,673	(27,656)
Cash flows from investing activities:
Capital expenditures	(7,465)	(9,187)	(6,517)	(26,776)	(16,432)
Sale of businesses, net of cash disposed	-	2,500	-	2,500	58,445
Working capital adjustments from acquisition of businesses, net	-	-	-	(2,038)	-
Other investing activities	(16,935)	-	-	(16,935)	(733)
Net cash (used in) provided by investing activities	(24,400)	(6,687)	(6,517)	(43,249)	41,280
Cash flows from financing activities:
Net payments of long-term debt	(11,168)	(3,681)	(3,192)	(17,002)	(19,750)
Net (payments) borrowings of short-term debt	(404)	(5,280)	(154)	(7,535)	7,170
Net borrowings on revolving credit agreements	8,989	22,000	22,000	30,989	22,000
Dividend payment	-	(11,269)	-	(11,269)	-
Proceeds from stock option exercises	98	1,208	-	4,989	-
Proceeds from warrants exercised	-	-	-	-	1,287
Proceeds from UPOs exercised	-	-	-	-	210
Sale of noncontrolling interest	-	-	(133)	-	98,329
Sale of common stock	-	-	-	-	36,456
Other financing activities	(869)	-	(450)	(869)	(1,387)
Net cash (used in) provided by financing activities	(3,354)	2,978	18,071	(697)	144,315
Effect of exchange rate changes on cash and cash equivalents	(114)	(123)	5	(443)	(28)
Net (decrease) increase in cash and cash equivalents	(4,001)	(235)	(32,444)	(1,716)	157,911
Cash and cash equivalents at beginning of period	159,314	159,549	252,231	157,029	61,876
Cash and cash equivalents at end of period	$155,313	159,314	219,787	$155,313	219,787

Supplemental disclosures of cash flow information:
Cash paid for interest, net	$401	669	479	$1,685	2,198
Cash paid for income taxes, net	1,234	2,049	37,413	4,442	50,412

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010
Shipments in metric tons:
Silicon metal	32,266	29,922	30,681	91,511	85,402
Silicon-based alloys	27,010	29,249	17,003	85,384	46,862
Total shipments*	59,276	59,171	47,684	176,895	132,264

Average selling price ($/MT):
Silicon metal	$3,071	2,550	2,380	$2,712	2,536
Silicon-based alloys	2,264	2,031	2,011	2,039	2,008
Total*	$2,703	2,294	2,248	$2,387	2,349
Average selling price ($/lb.):
Silicon metal	$1.39	1.16	1.08	$1.23	1.15
Silicon-based alloys	1.03	0.92	0.91	0.92	0.91
Total*	$1.23	1.04	1.02	$1.08	1.07

* Excludes by-products and other